Exhibit (j)(1)

CONSENT OF COUNSEL

We hereby consent to the use of our name and to the reference to our Firm under the caption "Counsel" in the Statement of Additional Information that is included in Post-Effective Amendment No. 123 to the Registration Statement (No. 33-22884) on Form N-1A under the Securities Act of 1933, as amended (the "1933 Act"), and Amendment No. 125 to the Registration Statement (No. 811-05577) on Form N-1A under the Investment Company Act of 1940, as amended, of The Glenmede Fund, Inc. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ FAEGRE DRINKER BIDDLE & REATH LLP
FAEGRE DRINKER BIDDLE & REATH LLP

New York, NY

May 5, 2025